Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment to Registration Statement on Form N-2 of our report dated February 27, 2026, relating to the financial statements of Ultra AI Opportunities Inc., as of February 5, 2026, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Cleveland, Ohio
July 29, 2026